EXHIBIT 10(b)1

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

ALABAMA POWER COMPANY

The following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of Alabama Power Company and certain other current or former executive officers of Alabama Power Company who served during 2009.

Charles D. McCrary President and Chief Executive Officer	$701,976
Art P. Beattie* Executive Vice President, Chief Financial Officer and Treasurer	$535,000
Mark A. Crosswhite Executive Vice President	$307,057
Steven R. Spencer Executive Vice President	$390,562
Jerry L. Stewart Senior Vice President	$364,132
Philip Raymond** Executive Vice President, Chief Financial Officer and Treasurer	$257,707

*         Through August 12, 2010
**         From August 13, 2010